                          IMMEDIATE ATTENTION REQUIRED

                                                               December 21, 1994

                          Re: Tender Offer Directions

Dear Participant in the Texas Gas Thrift Plan:

  The attached package contains very important information about the proposed transaction (the "Transaction") between Transco Energy Company ("Transco" or the "Company") and The Williams Companies, Inc. ("Williams"). The Transaction will directly affect your interest in the portion of your account(s) under the Texas Gas Thrift Plan (the "Plan") that is invested in Transco common stock ("Transco Stock"). The enclosed materials include Williams' Offer to Purchase and Transco's Solicitation/Recommendation Statement on Schedule 14D-9, which have been furnished by Williams and the Company, respectively. PLEASE READ ALL OF THE ENCLOSED MATERIALS CAREFULLY.

  As more fully described below and in the enclosed package, the first step of the Transaction will be a Tender Offer--that is, an offer by Williams to purchase Transco Stock. As a participant in the Plan, you have the right to direct Liberty National Bank and Trust Company, the trustee of the Plan (the "Trustee") whether or not to tender the Transco Stock in your account(s) in the Plan.

  After reading these materials, you should complete the enclosed Direction Form and return it in the postage-paid envelope that is provided. In order to ensure that your directions to the Trustee remain confidential, all Direction Forms will be returned directly to the Trustee. Your completed Direction Form must be received before 12 midnight Eastern Standard Time on January 11, 1995.

  Please note that a form that is postmarked before this deadline but actually received after the deadline will be too late and will not be effective. Mail your form early enough for it to be received by the Trustee before the deadline.

  IF YOUR DIRECTION FORM IS NOT RECEIVED BY THE TRUSTEE BEFORE 12 MIDNIGHT EASTERN STANDARD TIME ON JANUARY 11, 1995, THE TRUSTEE WILL NOT TENDER (OFFER TO SELL TO WILLIAMS) ANY OF THE TRANSCO STOCK HELD IN YOUR ACCOUNT(S) IN THE PLAN, UNLESS IT DETERMINES THAT IT IS LEGALLY OBLIGATED TO DO SO.

  Please note that your instructions to the Trustee will be kept confidential; no one at Transco or Williams will be informed of your decision on how to instruct the Trustee.

SUMMARY OF PROPOSED TRANSACTION

  The proposed acquisition of Transco by Williams will take place in two steps, each of which is more fully described in the enclosed materials:

  Step One: Williams has made a TENDER OFFER to buy up to 60 percent of the outstanding Transco Stock for $17.50 per share, subject to the conditions described below and in the enclosed package (the "Tender Offer").

  Step Two: If Williams completes its proposed purchase of Transco Stock in the Tender Offer and the other conditions more fully described in the enclosed package are satisfied, Williams will later acquire the remaining outstanding Transco Stock through a MERGER of a subsidiary of Williams into Transco (the "Merger"), in which each share of Transco Stock (other than the shares purchased by Williams in the Tender Offer) will be converted into 0.625 shares of Williams common stock (or a combination of Williams common stock and cash if less than 60% of the Transco Stock is purchased by Williams in the Tender Offer). The merger is expected to occur in the spring of 1995. A package regarding the Merger will be mailed to Transco stockholders after the Tender Offer is completed.

  At this time, you have the opportunity to determine how to respond to Step One, the Tender Offer. By completing the attached Direction Form in accordance with the instructions set forth below, you may direct the Trustee of the Plan whether to tender all, some, or none of the Transco Stock held in your account(s) in the Plan.

HOW THE TENDER OFFER WORKS

  Everyone who owns Transco Stock, including employee benefit plans such as the Plan, may tender their Transco Stock--offer to sell it to Williams. THE TENDER OFFER IS CURRENTLY SCHEDULED TO EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, JANUARY 17, 1995, BUT THE TENDER OFFER MAY BE EXTENDED.

  PLEASE NOTE THAT YOU CANNOT TENDER THE TRANSCO STOCK IN YOUR ACCOUNTS IN THE PLAN DIRECTLY TO WILLIAMS. INSTEAD, IF YOU WANT THAT STOCK TO BE TENDERED, YOU MUST USE THE ENCLOSED DIRECTION FORM.

  As explained in more detail in the enclosed package, there are a number of conditions that must be met for Williams to be obligated to buy Transco Stock. Most importantly, if the Transco Stock that is tendered to Williams by Transco stockholders represents less than 51 percent of the outstanding Transco Stock, Williams is not obligated to buy any Transco Stock. On the other hand, if the Transco Stock tendered to Williams represents more than 60 percent of the outstanding Transco Stock, then Williams will pay cash for 60 percent by purchasing from each tendering stockholder the same percentage of the Transco Stock tendered by each of them; and the rest of the Transco Stock tendered by Transco stockholders will not be purchased for cash in the Tender Offer, but will be converted into Williams common stock in the Merger as set forth below.

  THUS, THERE IS NO ASSURANCE THAT ANY OF THE TRANSCO STOCK HELD IN YOUR ACCOUNT(S) IN THE PLAN WILL BE PURCHASED BY WILLIAMS PURSUANT TO THE TENDER OFFER, EVEN IF YOU DIRECT THE TRUSTEE TO TENDER ALL OF THAT TRANSCO STOCK. IN ADDITION, IF CERTAIN CONDITIONS ARE NOT MET, THERE IS NO ASSURANCE THAT ANY TRANSCO STOCK WILL BE PURCHASED. To the extent shares in your account(s) are sold, they will be taken pro rata from each of your account(s).

  As noted above, if your Direction Form is not received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995, the Trustee will not tender any of the Transco Stock held in your account(s) in the Plan, unless it determines that it is legally obligated to do so.

INVESTMENT OF TENDER OFFER PROCEEDS

  Williams will pay cash to the Trustee for all Transco Stock held in your account(s) in the Plan that is actually purchased pursuant to the Tender Offer. The proceeds will then be reinvested in the Fidelity Retirement Money Market Portfolio ("FRMMP"). If you wish, you may then call Fidelity's Client Information Services at 1-800-354-6542 and direct the Tender Offer proceeds into other investments in the Plan (other than Transco Stock).

EFFECT OF TRANSACTION ON PREVIOUSLY-ANNOUNCED CHANGES

  You have previously been informed of certain changes to the Plan to take effect January 1, 1995. Because of the announcement of the Tender Offer and the Transaction, certain modifications are being made to these changes.

  First, the Company had announced that beginning January 1, 1995, it would increase matching contributions to the Plan, and 25 percent of the total Company match would be in Transco Stock. However, during the period until the Merger takes place or is abandoned (the "Interim Period"), the Company match will be made all in cash, 25 percent of which will be invested in the FRMMP and reinvested after the Merger in Williams common stock at the then-current market price.

  Second, during the Interim Period, you will not be able to elect to invest any new money in your account(s) in Transco Stock. This restriction will apply to new contributions, transfers from other funds under the Plan, and loan repayments. Any such amounts that you have directed to be invested in Transco Stock will instead be invested in the FRMMP. However, if you wish, you may direct that these amounts be invested in the other investment options (other than Transco Stock) in accordance with existing procedures by calling Fidelity's Client Information Services at 1-800-354-6542.

PROCEDURE FOR DIRECTING TRUSTEE

  A Direction Form for you to use to direct the Trustee is enclosed. In order to be effective, this form must be properly completed and returned in the enclosed envelope in time to be received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995. A form that is postmarked before this deadline but actually received after the deadline will be too late and will not be effective.

  Please note the address label on the reverse side of the Direction Form; it indicates the number of shares of Transco Stock held in your account(s) in the Plan as of December 20, 1994.

  To properly complete your Direction Form, you must do the following:

  (1) On the face of the form, check Box 1 or Box 2. CHECK ONLY ONE BOX.

    . CHECK BOX 1 if you want some or all of the Transco Stock held in your account(s) in the Plan to be tendered, AND fill in the percentage of those shares that you want to be tendered.

    . CHECK BOX 2 if you do not want any of the Transco Stock held in your account(s) in the Plan to be tendered.

  (2) Turn the Direction Form over and sign and date it in the spaces provided.

  (3) Keep a copy of your Direction Form for your records.

  (4) Mail the Direction Form promptly in the postage-paid envelope that is provided. Faxed forms are not acceptable.

  REMEMBER, THE TRUSTEE MUST RECEIVE YOUR FORM BEFORE 12 MIDNIGHT EASTERN STANDARD TIME ON JANUARY 11, 1995.

  Your Direction Form will be deemed irrevocable unless you send a new, later-dated Direction Form that is received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995 at the following address:

                Liberty National Bank and Trust Company
                P.O. Box 9109
                Hingham, MA 02043-9860

In order to be effective, your later-dated Direction Form must be properly completed, include your name, address, Social Security number, and the number of shares held in your account(s) in the Plan as set forth on the address label to your original Direction Form, and be received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995. Otherwise, your earlier Direction Form will still be in effect. Additional Direction Forms and mailing envelopes can be obtained by calling Fidelity's Client Information Services at 1-800-354-6542.

  Neither the Company nor the Trustee can make recommendations to you regarding what decision to make. However, if you have questions about the procedure for directing the Trustee, please contact Fidelity's Client Information Services at 1-800-354-6542. If you have questions about the terms and conditions of the Tender Offer, please contact the Information Agent for the Tender Offer, Morrow & Co., Inc., at 1-800-566-9058.